Exhibit 10.2

share purchase agreement

BY AND AMONG

SHAREHOLDERS OF Func Food group Oyj,

AS THE SELLERS,

AND

Celsius Holdings, inc.

AS THE purchaser,

REGARDING THE SHARES IN

func food group oyj

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APPENDICES

Appendix	Description
A	Sellers

4.5	Subsidiaries

4.7.1	Accounts

4.13.1	Owned Intellectual Property Rights

5.2.1	Purchaser’s resolution

7.1	Form of Resignation Letter

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share purchase agreement

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into effective 11 September 2019 between:

Parties

(1)

Sentica Buyout IV Ky, a Finnish limited partnership with Business Identity Code 2511391-7, having its registered domicile in Helsinki, Finland and represented by its general partner Sentica Buyout IV GP Oy (“Sentica”);

(2)

Sentica Buyout IV Co-Investment Ky, a Finnish limited partnership with Business Identity Code ID 2577383-7, having its registered domicile in Helsinki, Finland and represented by its general partner Sentica Buyout IV GP Oy (“Sentica Co-Investment”)

(3)	the minority shareholders listed as Minority Shareholders in Appendix A (the “Minority Shareholders”); and
(4)	Celsius Holdings, Inc., a Nevada corporation listed in Nasdaq Stock Market LLC: CELH, having its registered domicile in the state of Nevada, USA or a Dutch fully owned subsidiary of Celsius Holdings, Inc. nominated by Celsius Holdings, Inc. prior to Closing (the “Purchaser”).

Parties (1) – (3) together the “Sellers” and each a “Seller”. Parties (1) – (4) together the “Parties” and individually a “Party”.

BACKGROUND

(A)	The Sellers own 31,396,564 shares (the “Shares”) in Func Food Group Oyj, a Finnish public company with Business Identity Code 2592369-6 (the “Company”). The Shares constitute all of the issued and outstanding shares in the Company.

(B)	The Company has issued a EUR 38,000,000 Senior Security Callable Floating Rate Bonds 2015/2019 (ISIN SE0007186150) (the “Bond”) previously listed at the Nasdaq Stockholm Exchange. In addition to the Bond certain other lenders have granted subordinated loans to the Group, some of which have convertible option rights attached to them.

(C)	The Company is in default under the terms and conditions for the Bond due to the non-payment of interest and due to the non-payment on the final maturity date on 26 June 2019 and the Company has no means to repay the Bond. Therefore, the Bondholders could request for the immediate payment of the Bond and pursue other actions under the terms of the Bond and related security documents.

(D)	Prior to the entering into this Agreement, the Company, the Purchaser, the Bondholders and the Other Lenders have negotiated a restructuring of the Bond and Other Loans in connection with the Closing. As part of the restructuring, the Shares will be sold to the Purchaser.

(E)	The Sellers are selling the Shares for nominal consideration and are assuming only limited liability with respect to Fundamental Warranties. In the event of inaccuracies in the Warranties, the Sellers and the Purchaser have agreed that the Purchaser may arrange for a warranty and indemnity insurance in the name of the Purchaser, without possibility of any recourse against the Sellers (unless otherwise explicitly set forth in this Agreement), on the terms and conditions set forth in the Insurance Policy.

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DEFINITIONS

As used in this Agreement, including the preamble and the Appendices, and unless expressly otherwise stated or evident in the context, the following terms and expressions shall have the following meanings, the singular (where appropriate) includes the plural and vice versa:

“Accounting Principles”	means, with respect to the consolidated and unconsolidated Accounts of the Company, (i) the generally accepted accounting principles in Finland, which are subject to the International Financial Reporting Standards (IFRS), the Finnish Accounting Act (1336/1997, as amended) and the Finnish Accounting Ordinance (1339/1997, as amended), as adopted and consistently applied by the Company.

“Accounts”	means the audited consolidated financial statements of the Company for the financial period ended on the Accounts Date.

“Accounts Date”	means 31 December 2018.

“Affiliate”	means, with respect to any company, other entity or person, any other company, other entity or person directly or indirectly controlling, controlled by, or under direct or indirect common control with such company, other entity or person.

“Agreement”	means this Share Purchase Agreement and its Appendices, as amended, modified or restated from time to time, as the case may be.

“Basket”	has the meaning set forth in Section 6.3.2(ii).

“Bond”	has the meaning set forth in the Background Section.

“Bondholder”	has the meaning set forth in the Bond, i.e. the person who is registered on a Securities Account as direct registered owner (in Swedish: ägare) or nominee (in Swedish: förvaltare) with respect to a Bond.

“Bond Transfer Agreement”	means the transfer agreement in relation to the Bond and the master agreement for the Restructuring entered into on the date of this Agreement.

“Bring Down of Disclosures”	means a review of the Warranties given at Closing with the individuals referred to in the definition “Seller’s Knowledge” immediately prior to the Closing to identify any facts or circumstances constituting a breach of any of the Warranties given at Closing.

“Business Day”	means any day from Monday to Friday on which the banks in Helsinki, Finland and Stockholm, Sweden are normally open for the general banking business.

“Company”	has the meaning set forth in the Background Section.

“Claim”	means any claim made by the Purchaser against the Sellers in respect of any breach of the Agreement.

“Closing”	means the consummation of the transactions hereunder as contemplated in Section 2 (Closing).

“Closing Date”	has the meaning set forth in Section 3.1.1 (Closing).

“Disclosure Material”	means the files (including for the avoidance of doubt the Q&A) uploaded in the data room set up for the purpose of the Due Diligence and included on an USB drive to be delivered to the Purchaser at Closing.

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“Due Diligence”	means the commercial, financial, tax, and legal due diligence review of the Group carried out by the Purchaser.

“Encumbrance”	means any pledge, mortgage, retention of title, right of recovery (in Finnish: takaisinotto-oikeus), other security interest or other similar encumbrance.

“Fairly Disclosed”	means any risk, fact, event, occurrence, circumstance or other matter fairly disclosed to the Purchaser (including its representatives and professional advisors) in the Disclosure Material, in the Bring Down of Disclosures or in the Bond Transfer Agreement (including its schedules). However, if the disclosure of a risk, fact, event, circumstance or other matter is made in such a manner that it could not be expected that a diligent and professional purchaser using professional advisors’ services could be reasonably able to realize the existence of the relevant risk, fact, event, occurrence, circumstance or other matter, such matter shall not be deemed Fairly Disclosed.

“Fundamental Warranties”	means the Warranties set out in Sections 4.2 (Existence of Sellers and Validity) and 4.3 (Shares).

“Group”	means the Company and the Subsidiaries.

“Group Company”	means any company belonging to the Group.

“Insurance Policy”	means the warranty and indemnity insurance policy in the name of the Purchaser and in the form separately agreed by and between the Purchaser and the Insurer.

“Insurer”	means the insurer under the Insurance Policy.

“Intellectual Property Rights”	means patents, trade names, trademarks, designs, utility models, copyrights, internet domains and any other intellectual property in any jurisdiction, including in each case applications and licenses related to these.

“Key Employees”	means Robin Lybeck and Thorsten Brandt.

“Loss”	means any direct and actual losses (including reasonable attorney’s fees) and such indirect losses the Purchaser can show that have been reasonably foreseeable result from the breach of the Warranty in question or other respective term of the Agreement.

“Option Rights”	means the 18,800,000 option rights convertible into shares in the Company and attached to the Sentica Loans and Joy Loan.

“Ordinary Course of Business”	means the ordinary course of business of the Group as a going concern and consistent with past practice.

“Other Lenders”	means each of Jutta Marketing Oy, Joy Group Oy, Magmax AB, Sentica and Sentica Co-Investment.

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“Other Loans”	means the following loans

(i)

Jutta Marketing Oy capital loan of EUR 49,666.67, plus accrued but unpaid interest (EUR 15,029.20 as per 30 April 2019), and shareholder loan of EUR 36,333.00, plus accrued but unpaid interest (EUR 11,009.40 as per 30 April 2019) (the “Jutta Loans”);

	(ii)	Joy Group Oy convertible loan of EUR 301,854.98, plus accrued but unpaid interest (EUR 86,456.77 as per 30 April 2019) (subordinated loan) (the “Joy Loan”);

	(iii)	Magmax AB a subordinated vendor loan of EUR 1,500,000, plus accrued but unpaid interest (EUR 446,538.14 as per 30 April 2019) (the “Vendor Loan”);

	(iv)	Sentica and Sentica Co-Investment convertible loans with total principal of EUR 8,898,145.02, plus accrued but unpaid interest (EUR 1,803,162.56 as per 30 April 2019) (the “Sentica Loans”).

“Owned Intellectual Property Rights”	means Intellectual Property Rights which the Group owns or exclusively licenses.

“Party”	has the meaning set out in the Parties section.

“Permits”	means permits, licenses, consents and other authorisations of public authorities and other regulatory bodies (public or non-public).

“Personnel”	has the meaning set forth in Section 4.12.2.

“Purchase Price”	has the meaning set forth in Section 2.1.

“Purchaser”	has the meaning set forth in the Parties Section.

“Restructuring”	means the restructuring of the Bond and sale and transfer of Other Loans and Shares to the Purchaser and cancellation of Option Rights in connection therewith pursuant to the Bond Transfer Agreement.

“Restructuring Date”	means a date when the Restructuring takes place pursuant to the Bond Transfer Agreement.

“Sellers”	has the meaning set forth in the Parties Section.

“Sellers’ Knowledge”	means the actual knowledge of the Company’s board of directors and CEO.

“Shares”	has the meaning set forth in the Background Section.

“Statutes”	means any laws, regulations, decisions, ordinances or other statutes.

“Subsidiary”	means a direct or indirect subsidiary of the Company as set out in Appendix 4.5.

“Tax”	means any taxes, social security charges, statutory unemployment and pensions premiums, customs and other similar payments (including withholdings thereof) imposed by any tax or other authority (including statutory pension insurance institutions), including all penalties (including tax increases) and interests thereon.

“Warranties”	means the representations and warranties of the Sellers under Section 4 (Representations and Warranties of Sellers).

References to Appendices and Sections means the Appendices and Sections of this Agreement. The words “include”, “includes” and “including” shall be read “without limitation”. Unless the context otherwise requires, any reference to any contract or Statutes is a reference to it as amended and supplemented from time to time. Reference to a “day” or a number of “days” (other than Business Day) is a reference to a calendar day. Unless otherwise indicated, any reference to a time is a reference to Helsinki (EET) time.

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1 SALE AND PURCHASE

1.1 Object

1.1.1	Upon the terms and subject to the conditions set forth in this Agreement, the Sellers sell and the Purchaser purchases the Shares free and clear of any Encumbrances effective on the Closing Date.

1.2 Delivery and Transfer of Title

1.2.1	The full and unrestricted ownership of and title to the Shares free and clear of any Encumbrances shall pass from the Sellers to the Purchaser at the Closing against payment of the Purchase Price pursuant to Section 2.2 and fulfilment and completion of the Closing procedures set forth in Section 3.4 (Deliveries at Closing).

2 Purchase Price and Payment of Purchase Price

2.1 Purchase Price

2.1.1	The purchase price payable by the Purchaser to the Sellers for all the Shares shall be one (1) euro (the “Purchase Price”).

2.2 Payment of the Purchase Price

2.2.1	The Parties acknowledge the payment and receipt of the Purchase Price on the Closing Date automatically upon completion of the Restructuring.

3 CLOSING

3.1 Closing

3.1.1	The Closing takes place on the Closing Date on the same date as the closing of the Bond Transfer Agreement takes place or at other time and place as the Parties may agree upon. The Closing Date is the Restructuring Date provided that all the conditions precedent for the Closing set forth in Sections 3.2 (Conditions Precedent of Sellers) and 3.3 (Conditions Precedent of Purchaser) have been fulfilled or have been waived.

3.1.2	The Parties shall use their respective best efforts to cause all necessary actions to be taken in order to fulfil all the conditions precedent set forth in Sections 3.2 (Conditions Precedent of Sellers) and 3.3 (Conditions Precedent of Purchaser) as promptly as possible and make all deliveries as set forth in Section 3.4 (Deliveries at Closing) timely and properly. Each Party shall promptly inform the other Party of the fulfilment, non-fulfilment or waiver of the conditions precedent set forth in Sections 3.2 (Conditions Precedent of Sellers) and 3.3 (Conditions Precedent of Purchaser).

3.1.3	If the Closing has not taken place within 3 months from the date of this Agreement, either Party may terminate this Agreement provided, however, that the failure for the Closing to take place is not due to a breach of this Agreement by such Party. In case of such rescission, a Party is not entitled to any indemnification due to such termination under this Agreement or otherwise under law provided that the failure for the Closing to take place is not due to a breach of this Agreement by the other Party. In the event that this Agreement is rescinded pursuant to this Section 3.1.3, all further obligations of the Parties under this Agreement (other than pursuant to Section 7.2 (Confidentiality and Publicity) and Section 9 (Interpretation and Disputes)), terminate.

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3.2 Conditions Precedent of Sellers

3.2.1	The Sellers’ obligation to consummate the transactions contemplated hereunder is subject only to the fulfilment (on or before the Closing Date) of each of the following conditions (to the extent not expressly waived by the Sellers):

(i)	the Restructuring takes place in connection with the Closing; and

(ii)	the Purchaser has performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing pursuant to the terms hereof.

3.3 Conditions Precedent of Purchaser

3.3.1	The Purchaser’s obligation to consummate the transactions contemplated hereunder is subject only to the fulfilment (on or before the Closing Date) of the following conditions (to the extent not expressly waived by the Purchaser):

(i)	the Restructuring takes place in connection with the Closing; and

(ii)	the Sellers have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing pursuant to the terms hereof (for the avoidance of doubt any possible breach of Warranties shall not be considered as non-performance of the Sellers’ obligation under this Section).

3.4 Deliveries at Closing

3.4.1	At the Closing, and as a condition for the Closing, the following deliveries and actions shall take place:

(i)	the Parties confirm the fulfilment or waiver, as the case may be, of the conditions precedent in Sections 3.2 (Conditions Precedent of Sellers) and 3.3 (Conditions Precedent of Purchaser);

(ii)	the Sellers shall sell and transfer the Shares to the Purchaser;

(iii)	the Restructuring takes place (including the sale of Other Loans and cancellation of Option Rights);

(iv)	the Seller provides the result of the Bring Down of Disclosures to the Purchaser (in writing);

(v)	the Purchaser delivers to the Sellers evidence of payment regarding transfer tax imposed on the transactions contemplated under this Agreement as set forth in Section 8.2.1 (Tax);

(vi)	the Sellers deliver to the Purchaser the resignations set forth in Section 7.1 (Resignations);

(vii)	the Parties confirm and acknowledge in writing the and the actions and deliveries at, and consummation of, the Closing; and

(viii)	the Parties deliver any other document, condition, amount or matter reasonably required for to be produced, delivered, released, paid or fulfilled at the Closing.

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3.4.2	All deliveries made and actions taken at the Closing will be considered to have occurred simultaneously as part of a single transaction and in the proper sequence, and no action will be considered to have been taken and no delivery will be considered to have been made until each of the above-mentioned actions and deliveries have been completed.

4 REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1 General

4.1.1	Prior to the date hereof, the Purchaser has been given an opportunity to conduct and the Purchaser has together with its professional advisors conducted the Due Diligence to the extent deemed appropriate by the Purchaser. For the purpose of the Due Diligence, the Purchaser and its professional advisors have been given access to and received access to the Disclosure Material.

4.1.2	The Warranties, other than the Fundamental Warranties, are set out herein solely for the purposes of the Insurance Policy, and the Sellers shall have no liability for breach of the Warranties (other than the Fundamental Warranties). Having regard to the above and subject to what has been Fairly Disclosed, the Sellers represent and warrant to the Purchaser that the statements set forth below in this Section 4 are true and correct both on the date of this Agreement and at the Closing Date (except to the extent any Warranty refers to another date, in which case as of such other date).

4.1.3	The Purchaser acknowledges and accepts with respect to any budgets, projections, forecasts or analyses made available by the Seller to the Purchaser, that (i) there are uncertainties inherent in attempting to make such budgets, projections, forecasts or analyses, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such budgets, projections, forecasts or analyses, and (iv) it shall have no claim against the Sellers with respect thereto.

4.2 Existence of Sellers and Validity

4.2.1	Each corporate Seller is duly organized and validly existing under the laws of its incorporation.

4.2.2	Each Seller is the legal owner of the respective Shares as set forth in Appendix A. Each Seller has the full right, power and authority to sell and transfer its Shares in accordance with the terms of this Agreement and the delivery to the Purchaser of the Shares pursuant to the provisions of this Agreement transfers the valid title to these Shares to the Purchaser free and clear of any Encumbrances at Closing.

4.2.3	This Agreement is a valid and binding obligation of each Seller enforceable against it in accordance with its terms.

4.2.4	No registration, authorisation, or approval or filing with any governmental authority, court, or other third party is necessary to enable each Seller to enter into, and to perform its obligations under, this Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach of any applicable Statutes, ruling or arbitral award of any government body, court or arbitral tribunal or obligation to which a Seller is bound.

4.3 Shares

4.3.1	The Shares have been legally and validly issued, are fully paid and together with the Option Rights constitute (on a fully diluted basis) 100% of the issued shares and share capital of the Company.

4.3.2	There are no other outstanding stock options, warrants, convertible loans or other special rights (in Finnish: erityinen oikeus) which would entitle any other than the Purchaser to any additional shares in the Company.

4.3.3	The Company has not issued share certificates or interim share certificates for the Shares.

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4.4 Existence and Status of Company

4.4.1	The Company is duly organised and validly existing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify could be reasonably expected to result in a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company and the Subsidiaries, taken as a whole (a “Material Adverse Effect”).

4.5 Subsidiaries

4.5.1	Each Subsidiary is duly organised and validly existing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify could be reasonably expected to result in a Material Adverse Effect.

4.5.2	The Company does not own any shares or other ownership interest of material importance in legal persons other than the shares or other ownership interests in the Subsidiaries.

4.5.3	All shares or other ownership interests in the Subsidiaries have been legally validly issued and are fully paid.

4.5.4	There are no outstanding stock options, warrants, convertible loans or other rights which would entitle anyone other than the Company to any shares or other ownership interests in the Subsidiaries.

4.5.5	Each Group Company has full corporate power to carry out its respective business.

4.6 Corporate Records and Documents

4.6.1	True, complete and current copies of the articles of association and trade register extracts of each Group Company are included in the Data Room Material. No amendment is pending regarding any of the above-mentioned documents.

4.6.2	The books and records of each Group Company exist, are in the possession of the respective Group Company, and are in all material respects duly and correctly kept, in each case, to the extent required by applicable Statutes, including the maintenance of an adequate system of internal controls.

4.7 Accounts

4.7.1	Attached as Appendix 4.7.1 are true, correct and complete copies of the Accounts. The Accounts have been prepared in accordance with the Accounting Principles. The Accounts give a true and fair view of the results of the operations and financial condition of the Company, at such date and for such period. Except as set forth in the Accounts, neither the Company nor the Subsidiaries has any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to the Accounts Date; (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with Accounting Principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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4.8 Taxes

4.8.1	Each Group Company:

(i)	has filed the tax returns, reports and other notification in respect of Taxes, which are required to be filed with applicable tax or other authorities by the date of this Agreement, and such returns and reports were and remain correct, complete and accurate;

(ii)	has made the appropriate withholdings and has paid to applicable authorities the Taxes required to be paid by the date of this Agreement and by the Closing Date; and

(iii)	is not or will not be subject to any direct or indirect liability related to Taxes imposed or retroactively imposed on it for any period prior to the Closing Date under any fiscal, withholding, social security, customs, VAT or similar Statutes, exceeding the specific Tax provisions contained in the Accounts, excluding Tax arising in the Ordinary Course of Business after the Accounts Date.

4.8.2	No Group Company has been granted any waiver or extension by any Tax authority of any period of limitation concerning the time of assessment or collection of any Taxes. There are no Tax audits currently pending against the Group.

4.9 Assets

4.9.1	The Group has valid ownership to all the assets and rights, tangible or intangible (“Assets”), reflected as being owned in the Accounts, and to all such assets obtained after Accounts Date, except for those sold in the Ordinary Course of Business. Such assets are not subject to any Encumbrances, except as recorded in the Accounts or arising in the Ordinary Course of Business or by way of operation of applicable Statutes.

4.10 Premises

4.10.1	The terms and conditions of all material lease agreements pursuant to which the Group leases premises have been Fairly Disclosed and such lease agreements are valid and binding in accordance with their respective terms. No Group Company is in breach of any such lease agreement and, to the Sellers’ Knowledge, none of the respective lessors is in breach of such lease agreement.

4.11 Agreements

4.11.1	The terms and conditions of Group’s agreements and other arrangements are on arm’s length terms and in accordance with the Statutes. Neither the Company nor any Subsidiary is in breach of any of the Group’s agreements or other arrangements other than the Bond or any breach that could not reasonably be expected to result in a Material Adverse Effect.

4.11.2	Except for agreements containing a confidentiality undertaking entered into in the Ordinary Course of Business, there are no agreements, commitments and other similar arrangements which explicitly and materially restrict or impair (e.g. through non-competition or other similar obligations) the current operations of the Group.

4.12 Employees

4.12.1	The Disclosure Material includes information on the Key Employees to the extent permitted under the Statutes. The Disclosure Material indicates salaries, fringe benefits, pension entitlements, bonus or incentive schemes and similar entitlements of the Key Employees exceeding the requirement of mandatory law.

4.12.2	The pension benefits of the Group’s current personnel (“Personnel”) are in accordance with, but not in excess of, that provided by mandatory laws in Finland. The pension insurance premiums have at all times been fully paid when due, and the pension liabilities are fully funded, and the Group has no liabilities thereunder related to the period prior to the Closing Date, except for liabilities arising in the Ordinary Course of Business.

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4.12.3	The Group is in compliance in all material respects with its employment agreements and all applicable Statutes regarding employment related matters (including, but not limited to those related to employment practices, terms and condition, health and safety, collective bargaining agreements, wages and hours) with respect to its current and former personnel.

4.12.4	There are currently no strikes, slowdowns, lockouts or similar actions, and to the Sellers’ Knowledge there is no threat of such actions.

4.12.5	No Key Employee has on or before the date of this Agreement been given a notice of termination. No Key Employee has on or before the date of this Agreement given notice of termination.

4.13 Intellectual Property

4.13.1	The Owned Intellectual Property Rights are listed in Appendix 4.13.1. The Group owns or is the exclusive and perpetual licensee of the Owned Intellectual Property Rights. The Owned Intellectual Property Rights are valid and to the Sellers’ Knowledge, there exists no occurrences or circumstances that could affect the validity of any Owned Intellectual Property Rights. The Owned Intellectual Property Rights have, to the extent such Owned Intellectual Property Rights are capable of being registered, been duly registered in the relevant material jurisdictions.

4.13.2	The Intellectual Property Rights owned or used by the Group do not violate or infringe any Intellectual Property Rights held by any third party, and, to the Sellers’ Knowledge, there is no threat of such violation or infringement. To the Sellers’ Knowledge, no Intellectual Property Rights owned or licensed to the Group are being infringed or threatened to be infringed.

4.13.3	The Owned Intellectual Property Rights comprise all Intellectual Property Rights material to the operations of the Group as currently conducted. The Group owns or has sufficient licenses, or other rights, to all Intellectual Property Rights used in its operations as currently conducted.

4.14 Insurance

4.14.1	The Group maintains directly insurance policies, which provide customary insurance coverage to the operations of the Group. All insurance premiums related to such insurance policies have been timely paid. Such insurance policies have been in force without interruptions and remain in force at least 90 days through the Closing Date. There is no material claim by the Group pending under any such insurance policies.

4.15 Compliance with Laws and Permits

4.15.1	The Group is not in breach, default or any other violation of any applicable Statutes. Neither the Company nor any Subsidiary (i) is in violation in any material respect of any order of any court, arbitrator or governmental body, or (ii) is in violation in any material respect of any statute, rule or regulation of any governmental authority.

4.15.2	All Permits necessary for the Group have been obtained and are, and have been, in full force and effect, and there are no currently existing violations of any such Permit, nor have such violations existed in the past. There is no pending action or threatened action which seeks the revocation of any such Permit.

4.15.3	The execution and consummation of the transactions contemplated in this Agreement will not result in a violation or breach of or result in any changes to any Permit applicable to the Group.

4.15.4	Neither the Sellers, the Company, nor any director, officer, employee, agent, contractor, consultant, or other person or entity associated with or acting on behalf of the Company, has directly or indirectly (a) made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment or an improper, illegal or unethical advantage in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to cause a government official to perform an official function, (iv) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (v) in violation of applicable Statutes, or (b) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company in violation of applicable Statutes.

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4.16 Litigation and Claims

4.16.1	There are no formal legal proceedings involving the Group as a party (including as an intervening party), nor is there to the Sellers’ Knowledge any threat of such legal proceedings. There is no outstanding judgement, ruling, arbitral award or other decision applicable on the Group or negatively affecting it.

4.16.2	With the exceptions of non-material claims in the Ordinary Course of Business there is no complaint or other claim which has been presented by any third party (including authorities) against the Group nor is there to the Sellers’ Knowledge any threat of any such complaint or other claim.

4.17 No Conflicts

4.17.1	The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s Articles of Incorporation or bylaws (each as amended through the date hereof); (ii) conflict with, or constitute a default (or an event which with notice or lapse of time, or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time, or both) of, any agreement, credit facility, indenture or instrument (evidencing an the Company debt or otherwise) to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected; or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Subsidiary is subject, or by which any property or asset of the Company or any Subsidiary is bound or affected, except in the case of each of clauses (ii) and (iii), as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.18 Filings, Consents and Approvals.

4.18.1	The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Agreement, other than filings which may be required under applicable securities laws.

4.19 Brokers Fees.

4.19.1	No fees or commissions will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, or bank with respect to the transactions contemplated by this Agreement.

4.20 Accounts Receivable.

4.20.1	The accounts receivable that are reflected on the Company’s balance sheet as of the Accounts Date and all accounts receivable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business in arm’s length transactions and are carried in accordance with Accounting Principles, consistently applied in accordance with past practice.

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4.21 Changes.

4.21.1	Except as contemplated hereby, since the Accounts Date there has not been:

(i)	any material change in the assets, liabilities, financial condition or operating results of the Company (on a consolidated basis) from that reflected in the Accounts, except changes in the Ordinary Course of Business;

(ii)	any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii)	any waiver or compromise by the Company or any Subsidiary of a valuable right or of a material debt owed to it;

(iv)	any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(v)	any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(vi)	any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(vii)	any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of their respective material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or Subsidiary’s ownership or use of such property or assets;

(viii)	any loans or guarantees made by the Company or any Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business;

(ix)	any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(x)	any sale, assignment or transfer of any material Intellectual Property;

(xi)	any receipt of notice from any supplier, distributor or customer of the Company that the Company is in breach of any agreement or that such supplier, distributor or customer of the Company is canceling, materially reducing or otherwise terminating its business with the Company or that it intends to cancel, reduce or otherwise terminate its relationship with the Company;

(xii)	any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(xiii)	to the Sellers’ knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s or any Subsidiary’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(xiv)	any arrangement or commitment by the Company or any Subsidiary to do any of the things described in this Section 4.21.

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4.22 Environmental Laws.

4.22.1	Neither the Company nor any Subsidiary has any liabilities under any Environmental Law, nor, to the Company’s knowledge, do any factors exist that are reasonably likely to give rise to any such liability, materially affecting any of the properties owned or leased by the Company or any Subsidiary. Neither the Company nor any Subsidiary has violated in any material respect any Environmental Law applicable to it now or previously in effect. For purposes of this Agreement, “Environmental Law” means any Statute relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge or disposal of hazardous materials.

4.23 No other Warranties

4.23.1	The Parties specifically state and agree that the Sellers have not made, and the Purchaser has not relied on, any other express or implied representations and warranties regarding the Shares or the Group, than the Warranties contained in this Section 4.

5 REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 General

5.1	The Purchaser hereby represents and warrants to the Sellers that the statements set forth below in this Section 5 are true and correct both on the date of this Agreement and at the Closing Date.

5.2 Existence of Purchaser and Validity

5.2.1	The Purchaser is a corporation duly organised and validly existing under the laws of Nevada. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms. A certified copy of the resolution of the Purchaser’s board of directors or other applicable authorised corporate body authorising the execution and consummation of this Agreement, including all transactions contemplated hereunder, is attached hereto as Appendix 5.2.1.

5.2.2	No registration, authorisation, or approval or filing with any governmental authority or court is necessary to enable the Purchaser to enter into, and to perform its obligations under, this Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach of any applicable Statutes, ruling or arbitral award of any government body, court or arbitral tribunal or obligation to which the Purchaser is bound.

5.3 Financing

5.3.1	Prior to the execution of this Agreement the Purchaser has secured necessary financing for the transactions contemplated under this Agreement and such financing will be readily available at Closing.

5.4 No Breach of Warranties

5.4.1	On the date of this Agreement, the Purchaser is not aware of any facts or circumstances, which constitute a breach of any Warranty.

6 Sellers’ LIABILITY

6.1 Sellers’ Liability

6.1.1	Subject to the provisions of this Agreement, including Section 6.2 (Insurance Policy), the Sellers shall, as a sole and exclusive remedy, compensate the Purchaser for any Losses actually suffered by the Purchaser as a direct result of any breach of this Agreement by the Sellers. Any indemnification paid by the Sellers to the Purchaser under this Agreement shall be construed as being a reduction of the Purchase Price.

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6.1.2	The Sellers’ obligation to compensate the Purchaser for Losses under this Section 6 shall be the sole and exclusive remedy to the Purchaser for Losses caused by a breach of this Agreement by the Sellers. No other remedy whatsoever, including remedies available under the Finnish Sale of Goods Act (355/1987, as amended) or any other Statute, including the right to withhold any payment, set-off any claim or receivable, or to rescind or terminate this Agreement is available to the Purchaser.

6.1.3	The Sellers’ liability under this Agreement shall be several, not joint, and such liability shall be divided among the Sellers pro rata to the Purchase Price they actually receive. For avoidance of doubt, each Seller gives and is responsible for the Fundamental Warranties only for its own account.

6.2 Insurance Policy

6.2.1	The Parties acknowledge that the Purchaser has obtained the Insurance Policy providing insurance coverage with respect to the Warranties as set out in the Insurance Policy.

6.2.2	None of the Sellers is a party to the Insurance Policy and the Insurer is not a party to this Agreement. The Sellers and the Insurer have no rights or obligations against each other under this Agreement or the Insurance Policy.

6.2.3	The Parties agree that the only remedy available to the Purchaser for a breach of the Warranties is an insurance claim against the Insurer under the Insurance Policy. Irrespective of whether the Insurance Policy is in force or not, and irrespective of whether the Claim of the Purchaser is covered by the Insurance Policy or nor, the Sellers have no liability whatsoever to the Purchaser under any of the Warranties, and the Warranties shall consequently not constitute any right for the Purchaser to make any claims against the Sellers for any breach of any Warranties, except in the event of fraud or wilful misconduct by the Sellers.

6.2.4	For the sake of clarity, the Purchaser or any other person or party whatsoever shall have no right to make any claims against the Sellers regarding any retention amount or deductible under the Insurance Policy.

6.3 Limitation of Sellers’ Liability

6.3.1	The Sellers’ liability under this Agreement shall be limited as follows:

(i)	The aggregate amount of the compensation payable by the Sellers shall always be limited to the amount of the Purchaser Price.

(ii)	The Purchaser shall take all commercially reasonable steps to mitigate Losses and the Sellers shall not be liable for Losses to the extent the Purchaser could have mitigated those Losses by taking these steps.

(iii)	In order to be valid, each Claim made by the Purchaser shall be made in writing as follows:

(a)	each Claim shall state, with all relevant details, the specific grounds therefore and the amount claimed;

(b)	each Claim shall, in order for such Claim to remain valid, be made within 90 days after the date on which the Purchaser becomes or should have become aware of the circumstances giving rise thereto;

(c)	the Purchaser shall, in order for a Claim to remain valid, initiate arbitration proceedings in accordance with Section 9.5 (Governing Law and Disputes) within 180 days from the Sellers’ receipt of the claim in case no agreement regarding such claim has been made prior to such date.

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(iv)	The Seller shall only be liable for a losses which are covered by the definition of “Loss”.

(v)	A Loss, which is contingent, shall not constitute a Loss and no Claim shall be made in relation to this, unless and until such contingent Loss becomes an actual Loss and is due, payable and non-appealable. However, the Purchaser may, within the applicable expiry time periods set forth in Section 6.3.2(iii) below, present a Claim for a specific contingent Loss having arisen within said time period by stating all relevant details known at such time and specific grounds therefore in order to preserve its rights after such expiry.

(vi)	If any Loss is a tax deductible item or otherwise may lead to a tax saving for the Purchaser or a Group Company, the Claim that the Purchaser may make shall be reduced by an amount equivalent to actual tax saving.

(vii)	No Claim may be made based on any risk, fact, event, occurrence, circumstance or other matter Fairly Disclosed to the Purchaser, or which the Sellers can show, that the Purchaser’s deal team knew, and a corresponding inaccuracy of Warranties statement shall not constitute an intentional breach or breach due to gross negligence by the Sellers.

6.3.2	The Sellers’ liability for any breach of the Warranties shall in addition be limited as follows:

(i)	The aggregate amount of the compensation shall not exceed EUR 6,000,000.

(ii)	No compensation shall be made unless the aggregate amount of the Losses to be compensated under this Agreement amounts to EUR 250,000 (the “Basket”). If such Losses exceed the Basket, the indemnification shall be made for the amount exceeding the Basket. No individual Loss or group of related Losses which is less than EUR 25,000 shall be taken into account when calculating the above-mentioned threshold.

(iii)	Each Claim made by the Purchaser shall be made in writing as follows:

(d)	each Claim shall state relevant details to the extent known at the time of the Claim;

(e)	each Claim shall be made within reasonable time after the Purchaser becomes aware of the circumstances giving rise thereto; and

(f)	no Claim shall be made after 24 months from the Closing Date, except for Claims due to breaches of (1) Fundamental Warranties, which Claims can be made for seven years from the Closing Date and (2) Section 4.8 (Taxes), which Claims can be made within seven years from the Closing Date. A Claim made with the then known specifics before the expiration of the aforementioned periods shall survive until such Claim is finally and fully resolved.

(iv)	The Purchaser shall not be entitled to make any Claim to the extent that a provision or allowance for the matter of the Loss (whether as a specific reserve or as a general reserve) has been made in the Accounts, or the same is otherwise accounted for or reflected in the Accounts.

(v)	No liability shall arise:

(a)	if and to the extent that any Loss occurs as a result of any legislation which is not in force on the Closing Date, or which takes effect retroactively, or is due the change in the practices of governmental authorities;

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(b)	if such Loss would not have arisen but for an event, act, omission or transaction carried out by the Purchaser (or its Affiliate or any entity deriving title from the Purchaser) after the Closing Date, provided, however, that such event, act, omission or transaction was not carried out (1) pursuant to a legally binding obligation of Purchaser or the Group incurred prior to Closing, (2) pursuant to an obligation imposed by any Statute, or (3) pursuant to this Agreement; nor

(c)	as a result of any Loss for which the Purchaser would have the right to receive compensation under a policy of insurance. If such compensation has been or may be received after the Sellers have compensated the Purchaser, the Purchaser shall transfer or assign the amount of such compensation, or the right to receive it, to the Sellers.

(vi)	The Purchaser shall make any and all Claims relating to any breach of the Sellers of any of the Warranties under the Insurance Policy, and shall have no right to make any such Claims against the Sellers, save for in case (i) a Claim arising out of the breach of the Fundamental Warranties to the extent a Loss relating to the Claim cannot be covered in full under the Insurance Policy (for the avoidance doubt in such case also limited by Section 6.3.1) or (ii) such Claim is the consequence of fraud or wilful misconduct by the Sellers as provided in Section 6.3.4 below.

6.3.3	To the extent that a Claim, with respect to a Loss, has been satisfied under a provision of this Agreement, a Claim for indemnification or reimbursement for such Loss may not be made under any other provision of this Agreement.

6.3.4	No limitations set forth in this Section 6.3 shall apply if the breach is due to Sellers’ fraud or wilful misconduct.

7 ADDITIONAL UNDERTAKINGS

7.1 Resignations

7.1.1	The Sellers shall cause the board members of the Group Companies to resign at the Closing from their positions as members of the board of directors or other similar governing bodies of each relevant Group Company by signing a resignation letter in the form of Appendix 7.1. Such persons shall state in the documents evidencing their resignation that they do not have any claims against any such Group Company based on such position.

7.1.2	The Purchaser shall, to the extent possible under applicable law, cause each applicable ordinary shareholders’ meetings held after the Closing Date or other similar governing bodies of each relevant Group Company to discharge the persons who resigned pursuant to Section 7.1.1 above from liability for their administration until the Closing Date.

7.1.3	Purchaser shall (and shall cause the Company to) exculpate and hold harmless all past and present officers and directors of a Group Company other than in case the action(s) of such person would constitute (i) a wilful misconduct under the Finnish Companies Act, or (ii) fraud or similar criminal conduct.

7.2 Confidentiality and Publicity

7.2.1	Each Party agrees not to disclose this Agreement or its contents to any third parties unless the other Party has given its consent to such disclosure, or if required to do so by Statutes or stock exchange rules. All press releases and other public relations activities of the Parties with regard to the transactions contemplated under this Agreement shall be mutually approved by the Sellers and the Purchaser in advance. Sentica and the Purchaser shall jointly agree on communications relating to the transactions contemplated by this Agreement, including any stock exchange releases.

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7.2.2	However, the above-mentioned shall not apply to Confidential Information, which is or becomes generally available to the public other than as a result of a disclosure by the Parties.

7.3 Business between Signing and Closing

7.3.1	During the period from the date of this Agreement until the Closing, the Sellers undertake (to the extent in their power) to cause the Group to conduct the business in the Ordinary Course of Business. In particular, and without limiting the generality of the foregoing and subject to any limitations arising from the competition Statutes, the Sellers undertake to cause the Group not to:

(i)	change the articles of association;

(ii)	increase in the indebtedness for borrowed money of the Group other than in the Ordinary Course of Business;

(iii)	give any guarantees or place any collaterals other than in the Ordinary Course of Business;

(iv)	enter into any agreement or transaction for the disposal or acquisition of any material properties and assets except in the Ordinary Course of Business;

(v)	make any payment of dividends or group contribution or other distribution of assets (including, but not limited to repayment or redemption any of its share capital or other shareholders’ equity);

(vi)	make any change in any accounting practices; and

(vii)	enter into any agreements, whether or not in writing, to do any of the foregoing.

7.3.2	However, Section 7.3.1 above shall not limit the Sellers or the Group from taking any action (i) which has been approved by the Purchaser in writing, (ii) is based on the Sellers’ or the Group’s existing obligation, (ii) is based on the Bond Transfer Agreement, (iv) which is required by Statutes, or (v) if not taking the action would on the reasonable opinion of the Company’s board have an adverse effect to the Group’s business (including customer or supplier relations) or creditors.

7.4 Waiver of Redemption Right and Consent to Transfer

7.4.1	The Sellers shall at the Closing deliver to the Purchaser the minutes of a resolution by the board of directors of the Company confirming that the board of directors of the Company has given its consent to the acquisition of the Shares by the Purchaser and that the Company irrevocably waives its redemption right pursuant to the articles of association of the Company with respect to the Shares sold to the Purchaser.

7.5 Shareholders’ Agreements

7.5.1	Each Seller confirms that the shareholders’ agreement relating to the Company entered into by such Seller and the Company shall terminate automatically when all deliveries have been made and all actions have taken place at the Closing in accordance with Section 3.4 (Deliveries at Closing) and each Seller further confirms that it does not have any claims against any other party (including the Company) to such shareholders’ agreement following the termination.

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8 MISCELLANEOUS

8.1 Notices

8.1.1	All notices, demands, claims or other communication under this Agreement to the Parties shall be in the English language and are considered to have been duly given or made when delivered in writing by first class mail, email as high priority and always swiftly followed by first class mail or a courier to the party in question as follows (or in such other manner as the respective Party may hereafter specify in writing to the other Parties):

If to the Sellers: to the addresses set forth in Appendix (A);

with a copy to (which copy shall not constitute a notice): Borenius Attorneys Ltd, Eteläesplanadi 2, FI-00130 Helsinki, email: johannes.piha@borenius.com; to the attention of Johannes Piha.

If to the Purchaser: Celsius Holdings, Inc., 2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431; email: jfieldly@celsius.com; to the attention of John Fieldly, CEO;

with a copy to (which copy shall not constitute a notice): Gutierrez Bergman Boulris, PLLC, 901 Ponce de Leon Blvd, Suite 303, Coral Gables, Florida 33134; email: dale.bergman@gbbpl.com; to the attention of Dale Bergman, Esq.

8.1.2	Notices and other communication will be deemed to have been received by the relevant Party (a) on the fourth (5th) Business Day after the day of mailing if sent by first class mail; (b) on the next day of transmission if sent by email on high priority (and absent of any transmission error); or (c) on the day when received if sent by a courier.

8.2 Assignment

8.2.1	This Agreement and the rights and obligations specified herein are binding upon and inure to the benefit of the Parties and may not be assignable by either Party. Notwithstanding the foregoing Celsius Holdings, Inc. shall have the right to nominate a fully owned subsidiary of Celsius Holdings, Inc. as the Purchaser (the “Designated Transferee”) as set out in the Parties-Section of the Agreement. In case of such assignment, Celsius Holdings, Inc. shall (together with the Designated Transferee) remain liable for all the obligations transferred to the Designated Transferee under this Agreement and Celsius Holdings, Inc. guarantees, as for its own debt, the fulfilment of any liabilities and obligations of the Designated Transferee arising out of this Agreement.

8.3 Tax

8.3.1	The Purchaser shall pay all applicable transfer taxes incurred in connection with the transactions under this Agreement. The Purchaser shall pay the transfer tax imposed on the transactions contemplated hereunder pursuant to the Finnish Act on Transfer Tax (931/1996, as amended) at the Closing in immediately available funds into the Finnish tax authorities’ applicable bank account, and the Purchaser shall deliver to the Sellers documentation evidencing such payments.

8.3.2	Each Party bears their own Taxes relating to the transactions contemplated in this Agreement.

8.4 Costs

8.4.1	Each Party shall bear its own costs unless otherwise agreed in the Bond Transfer Agreement.

9 INTERPRETATION AND DISPUTES

9.1 Integration and Drafting

9.1.1	This Agreement represents the whole agreement between the Parties with respect to the transfer of Shares and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof. This Agreement is construed as having been mutually drafted by the Parties without regard to any actual division of responsibility in the drafting hereof.

9.2 Provisions Severable

9.2.1	If any part of this Agreement or any transaction contemplated herein (partly or in whole) is held to be invalid or unenforceable, such determination will not invalidate any other provision of this Agreement or other transactions contemplated herein, unless the deletion of such provision or provisions would result in such a material change so as to cause the transactions contemplated herein to be manifestly unreasonable.

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9.3 Headings

9.3.1	The headings, table of contents and list of appendices of this Agreement are for convenience only and shall not in any manner affect or limit the meaning or interpretation of the provisions of this Agreement.

9.4 Amendments

9.4.1	Any amendments to this Agreement shall be agreed upon in writing by all Parties. Any claim based on an oral or implied amendment shall be deemed void.

9.5 Governing Law and Disputes

9.5.1	This Agreement is governed by and construed in accordance with the laws of Finland without regard to its conflict of laws rules and principles or private international law, excluding the Finnish Sale of Goods Act.

9.5.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce by three arbitrators. The place of arbitration shall be Helsinki, Finland, and the arbitration proceedings shall be conducted in the English language, but evidence may be submitted also in Finnish or Swedish and witnesses heard in any of the said languages. The Emergency Arbitrator provisions shall not apply.

[Signatures on the following page]

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10 COUNTERPARTS

10.1.1	This Agreement shall enter into force on the date set out in the beginning of this Agreement when signed by all Parties.

This Agreement may be executed electronically in any number of counterparts.

SENTICA BUYOUT IV KY Sentica Buyout IV Co-Investment Ky Both represented by their general partner Sentica Buyout IV GP Oy

/s/ Mika Uotila
Name:	Mika Uotila	Name:
Title:	By proxy	Title:

ANTTI PIRINEN
CIRCUMFILIA LIMITED
jani uusi-ristaniemi
robin lybeck
thorsten brandt
TEEMU TOLONEN
TOMMI VIRTANEN
Each represented by power of attorney by Sentica Buyout IV GP Oy representing Sentica Buyout IV Ky and Sentica Buyout IV Co-Investment Ky as their general partner

/s/ Mika Uotila
Name:	Mika Uotila	Name:
Title:	By proxy	Title:

Celsius Holdings, Inc.

/s/ John Fieldly
Name:	John Fieldly	Name:
Title:	Chief Executive Officer	Title:

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